Exhibit 99.2

TOYS “R” US PROPERTY COMPANY II, LLC

FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED

JANUARY 30, 2010, JANUARY 31, 2009 AND FEBRUARY 2, 2008

TOYS “R” US PROPERTY COMPANY II, LLC

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Member of

Toys “R” Us Property Company II, LLC:

We have audited the accompanying balance sheets of Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC) (the “Company”) as of January 30, 2010 and January 31, 2009, and the related statements of operations, changes in member’s deficit and cash flows for each of the three fiscal years in the period ended January 30, 2010. Our audits also included the financial statement schedule listed in the table of contents. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of January 30, 2010 and January 31, 2009, and the results of its operations and its cash flows for each of the three years in the period ended January 30, 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, the financial statements have been retrospectively adjusted to reflect the reorganization and acquisition of assets under common control of MPO Holdings, LLC as if it had occurred as of the beginning of the earliest period presented.

/s/ Deloitte & Touche LLP

New York, New York
April 30, 2010

ITEM 1 – Financial Statements

TOYS “R” US PROPERTY COMPANY II, LLC

BALANCE SHEETS

(In thousands)	January 30, 2010	January 31, 2009
ASSETS
Current Assets:
Cash and cash equivalents	$13,741	$—
Net properties held for sale	978	978
Due from affiliates, net	258	3,035

Total current assets	14,977	4,013

Real Estate, Net:
Land	168,340	185,655
Buildings, net	176,287	298,338
Leasehold improvements, net	60,443	81,283

Total real estate, net	405,070	565,276

Restricted cash	—	20,139
Straight-line rent receivable from affiliates	30,720	28,375
Debt issuance costs, net	27,287	5,197

Total assets	$478,054	$623,000

LIABILITIES AND MEMBER’S DEFICIT
Current Liabilities:
Real estate taxes payable	$—	$4,240
Accrued interest and other current liabilities	13,647	632
Deferred related party revenue	243	1,701

Total current liabilities	13,890	6,573

Deferred rent liabilities	9,981	9,513
Long-term debt	714,849	800,000

Member’s deficit	(260,666)	(193,086)

	$478,054	$623,000

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF OPERATIONS

(In thousands)	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Rental revenues:
Base rents	$79,587	$73,728	$74,208
Tenant reimbursements	12,968	12,827	12,841

Total revenues	92,555	86,555	87,049

Depreciation	13,890	13,933	12,685
Common area maintenance expenses	12,968	12,827	12,841
Rental expense	3,016	3,022	2,970
Other operating expenses, net	2,451	1,898	1,919

Total operating expenses	32,325	31,680	30,415

Operating earnings	60,230	54,875	56,634

Interest expense, net	27,704	28,987	46,226

Earnings from continuing operations	32,526	25,888	10,408
Earnings from discontinued operations	7,628	5,668	1,929

Net earnings	$40,154	$31,556	$12,337

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF CASH FLOWS

(In thousands)	Fiscal Years Ended
	January 30, 2010	January 31, 2009	February 2, 2008
Cash Flows from Operating Activities:
Net earnings	$40,154	$31,556	$12,337
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	17,160	18,849	17,566
Amortization and write-off of debt issuance costs	5,632	3,378	2,041
Other non-cash charges	195	—	(300)
Changes in operating assets and liabilities:
Straight-line rent receivable from affiliates and other assets	(8,379)	(7,507)	(7,455)
Real estate taxes payable, accrued interest and other current liabilities	11,258	(1,142)	53
Deferred related party revenue	(1,458)	425	213
Due from affiliates, net	2,777	(790)	(5,085)

Net cash provided by operating activities	67,339	44,769	19,370

Cash Flows from Investing Activities:
Decrease (increase) in restricted cash	20,139	220	(1,985)
Sale of net assets to affiliate at carrying values	60,994	—	—
Purchase of net assets from affiliate at carrying values	(50,937)	—	—
Other investing activities	—	325	43

Net cash provided by (used in) investing activities	30,196	545	(1,942)

Cash Flows from Financing Activities:
Long term borrowings	714,654	—	—
Long term debt repayments	(800,000)	—	—
Capitalized debt issuance/extension costs	(19,283)	—	—
Amounts received in excess of carrying values of net assets sold	84,797	—	—
Amounts paid in excess of carrying values of net assets acquired	(69,106)	—	—
Capital contributions	53,252	—	—
Distributions	(48,108)	(45,314)	(17,463)

Net cash used in financing activities	(83,794)	(45,314)	(17,463)

Cash and Cash Equivalents:
Net increase (decrease) during period	13,741	—	(35)
Cash and cash equivalents at beginning of period	—	—	35

Cash and cash equivalents at end of period	$13,741	$—	$—

Supplemental Disclosure of Cash Flow Information:
Interest paid	$12,208	$32,634	$53,404
Non Cash Investing Information:
Distribution of carrying values of net assets to Parent	$(66,808)	$—	$—
Non Cash Financing Information:
Distribution in excess of net assets carrying value exchanged	$(68,753)	$—	$—
Non-cash contribution from TRU	$6,992	$—	$—

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

STATEMENTS OF CHANGES IN MEMBER’S DEFICIT

(In thousands)	Member’s Deficit	Accumulated Other Comprehensive Loss	Total Member’s Deficit
Balance, February 3, 2007	$(174,202)	$(47)	$(174,249)
Net earnings for the period	12,337	—	12,337
Reclassification of unrealized losses on hedged transactions	—	47	47

Total comprehensive income			12,384
Distributions	(17,463)	—	(17,463)

Balance, February 2, 2008	$(179,328)	$—	$(179,328)
Net earnings for the period	31,556	—	31,556

Total comprehensive income			31,556
Distributions	(45,314)	—	(45,314)

Balance, January 31, 2009	$(193,086)	$—	$(193,086)
Net earnings for the period	40,154	—	40,154

Total comprehensive income			40,154
Capital contribution from TRU and Direct Parent	53,252	—	53,252
Amounts paid in excess of carrying values of net assets acquired	(69,106)	—	(69,106)
Amounts received in excess of carrying values of net assets sold	84,797	—	84,797
Distribution in excess of carrying value of net assets exchanged	(68,753)	—	(68,753)
Distribution of carrying values of net assets to Parent	(66,808)	—	(66,808)
Distributions	(48,108)	—	(48,108)
Non-cash contribution from TRU	6,992	—	6,992

Balance, January 30, 2010	$(260,666)	$—	$(260,666)

See Notes to Financial Statements.

TOYS “R” US PROPERTY COMPANY II, LLC

NOTES TO FINANCIAL STATEMENTS

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Organization

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), a Delaware limited liability company. TRU Propco II was formed on July 21, 2005 as part of a legal reorganization of the businesses of Toys “R” Us, Inc. (“TRU”). TRU owns, licenses or franchises Toys “R” Us and Babies “R” Us stores in the United States and foreign countries. We are ultimately owned by TRU through our indirect parent, Toys “R” Us - Delaware, Inc. (“Toys-Delaware”), to whom we lease or sublease substantially all of our properties and from whom we derive substantially all of our revenues and cash flows.

As a result of the reorganization, the Company received, as contributions from Toys-Delaware and other affiliates, certain properties which we now lease to Toys-Delaware. As the reorganization was between entities under common control, the net assets transferred were recorded at their historical costs.

Fiscal 2009 Reorganization and Acquisition of Assets Under Common Control

On November 20, 2009, we acquired substantially all of the net assets (the “Transaction”) of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its 46 properties to Toys-Delaware. MPO was also formed on July 21, 2005 as a result of the reorganization referred to above and received properties from affiliated entities which were recorded at their historical costs. As the Transaction was between entities under common control, we are required to reflect the Transaction in these financial statements as if it had occurred as of the beginning of the earliest period presented with prior year MPO financial information combined retrospectively for fiscals 2008 and 2007 and the net assets transferred were recorded at their historical costs. Additionally, in connection with the Transaction, we transferred six properties to Toys-Delaware in exchange for a portion of the properties formerly owned by MPO (refer to Note 5 entitled “DISCONTINUED OPERATIONS” for further details). As a result of the Transaction, we now own or lease a total of 129 properties in the United States all of which we lease or sublease to Toys-Delaware.

Fiscal Year

Our fiscal year ends on the Saturday nearest to January 31. Unless otherwise stated, references to years in this report relate to the fiscal years ended below:

Fiscal Years	Number of Weeks	Ended
2009	52	January 30, 2010
2008	52	January 31, 2009
2007	52	February 2, 2008

Use of Estimates

The preparation of our Financial Statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and the related disclosures of contingent assets and liabilities as of the date of the Financial Statements and during the applicable periods. We base these estimates on historical experience and other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates and such differences could have a material impact on our Financial Statements.

Cash and Cash Equivalents

We consider our highly liquid investments with maturities of three months or less at acquisition to be cash equivalents.

Restricted Cash

Restricted cash represents collateral for certain property financings we entered into during fiscal 2005 and other cash that is restricted from withdrawal. This includes cash held in escrow accounts which is used for the disbursement of property taxes and variable operating expenses. As of January 30, 2010 and January 31, 2009, we and MPO had restricted cash of $0 and $20 million, respectively. In connection with the repayment of the Secured real estate loans by us and MPO, we are no longer required to hold restricted cash.

Real Estate, Net

We record depreciation using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the respective leases, if applicable, which for Buildings is 50 years and for Buildings on Ground Leases is the lesser of the lease term or 50 years, and for Leasehold improvements is the lesser of the lease term or 25 years.

Impairment of Long-Lived Assets

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach. There were no impairment charges in fiscals 2009, 2008 and 2007.

Rental Revenues

Base rental revenues are recognized on a straight-line basis over the non-cancelable terms of the related leases. Differences between rental revenues recognized and amounts due per the respective lease agreements are recorded on our Balance Sheets as Straight-line rent receivable from affiliate. Tenant reimbursements for taxes, insurance, and other operating expenses are billed and recognized as revenues in the period the applicable costs are incurred.

Debt Issuance Costs

We defer debt issuance costs and amortize such costs into Interest expense over the term of the related debt facility. Debt issuance costs amortized to Interest expense were approximately $6 million, $3 million and $2 million for fiscals 2009, 2008 and 2007, respectively. Unamortized amounts at January 30, 2010 and January 31, 2009 were approximately $27 million and $5 million, respectively. Amortized amounts for fiscal 2009 include the write off of deferred financing costs of approximately $3 million related to the repayment of the Secured real estate loans.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability. Deferred rent liabilities are recorded in our Balance Sheets in the total amount of $10 million at January 30, 2010 and January 31, 2009, respectively. Landlord incentives and abatements received are included in Deferred rent liabilities and amortized over the term of the lease.

Leases for Lessee only

We lease land used in our operations. We account for our leases under the provisions of ASC Topic 840, formerly SFAS No. 13, “Accounting for Leases”, and subsequent amendments, which require that leases be evaluated and classified as operating or capital leases for financial reporting purposes.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. Renewal options are exercised at our sole discretion. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense. Additionally, the useful life of buildings and leasehold improvements are limited by the expected lease term. Refer to Note 3 entitled “LEASES” for further details.

Financial Instruments

We enter into derivative financial arrangements such as interest rate caps to hedge interest rate risk associated with our long-term debt. We account for derivative financial instruments in accordance with ASC Topic 815 (“ASC 815”), formerly SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, and record the fair values of these instruments within our Balance Sheets as other assets and liabilities. ASC 815 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. We record the changes in fair value of derivative instruments which do not qualify for hedge accounting to Interest expense in our Statements of Operations. If we determine that we do qualify for hedge accounting treatment, the following is a summary of the impact on our Financial Statements:

•

For designated cash flow hedges, the effective portion of the changes in the fair value of derivatives are recorded in Accumulated other comprehensive loss and subsequently recorded in the Statements of Operations at the time the hedged item affects earnings.

•	For designated cash flow hedges, the ineffective portion of a hedged derivative instrument’s change in fair value is immediately recognized in the Statements of Operations in Interest expense.

During fiscals 2009 and 2008, we did not have any designated fair value hedges. Refer to Note 7 entitled “DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES” for more information related to our accounting for derivative financial instruments. We did not have significant credit risk related to our financial instruments at January 30, 2010 and January 31, 2009.

Fair Value Measurements

On February 1, 2009 and February 3, 2008, we adopted ASC Topic 820 (“ASC 820”), formerly SFAS No. 157, “Fair Value Measurements” for nonfinancial assets and liabilities and financial assets and liabilities, respectively. ASC 820 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy). ASC 820 applies to reported balances that are required or permitted to be measured at fair value under existing accounting pronouncements; accordingly, the standard does not require any new fair value measurements of reported balances. The adoption of ASC 820 did not have an impact on our Financial Statements.

Income Taxes

We are treated as a disregarded entity for income tax purposes and, accordingly, our taxable income or loss is reported in the income tax returns of TRU or Toys - Delaware. No tax provision is recognized in the accompanying Financial Statements.

NOTE 2 – REAL ESTATE, NET

(In thousands)	January 30, 2010	January 31, 2009

Land	$168,340	$185,655
Buildings	273,059	417,174
Capital improvements	134,268	161,945

	575,667	764,774
Less: accumulated depreciation	(170,597)	(199,498)

Total	$405,070	$565,276

During fiscal 2007, we granted a permanent easement on a portion of land for proceeds of $325,000 and recorded a gain of $325,000 which is included in Other operating expenses, net. The proceeds were received from Toys-Delaware in fiscal 2008.

Net Properties Held for Sale

The following assets are classified as held for sale:

(In thousands)	January 30, 2010	January 31, 2009

Land	$332	$332
Buildings	841	841
Leasehold improvements	489	489

	1,662	1,662
Less: accumulated depreciation and amortization	(684)	(684)

Total	$978	$978

Assets held for sale represent assets owned by us that our management has committed to sell in the near term. We have identified a potential buyer for these assets as of both January 30, 2010 and January 31, 2009.

NOTE 3 – LEASES

As lessor

Our operations consist of leasing or subleasing properties to our affiliate, Toys-Delaware under a master lease agreement.

Prior to November 20, 2009, we and MPO leased our retail properties under non-cancelable master operating leases (the “Master Lease Agreement”) with Toys-Delaware, of which the underlying leases expired through fiscal 2020. In addition to base rents, our related party leases typically provided for tenant reimbursements of specific property operating expenses and real estate taxes.

In connection with the offering of the senior secured 8.50% notes due 2017 (the “Secured Notes”) on November 20, 2009 described in Note 6 entitled, “LONG-TERM DEBT”, we entered into an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”) with Toys-Delaware under which Toys-Delaware continues to lease properties from us, including properties, which were formerly owned by MPO and which now are held by TRU Propco II. Among other changes from the Master Lease Agreement, the term of the TRU Propco II Master Lease was extended through January 31, 2030 except with respect to any property that is ground or space leased from a third party landlord to the Company with a term expiring prior to such date. Effective December 1, 2009, net base cash rents under the TRU Propco II Master Lease increased to approximately $91 million per annum and are scheduled to increase by 10% on February 1, 2015, February 1, 2020 and February 1, 2025. The TRU Propco II Master Lease continues to require Toys-Delaware to pay real estate taxes and certain other amounts based upon percentage of sales.

Future base rents to be received by us under TRU Propco II Master Lease as of January 30, 2010 are as follows:

(In thousands)	Future Related Party Base Rents
2010	$93,056
2011	93,083
2012	91,954
2013	90,096
2014	89,731
2015 and subsequent	1,580,001

Total	$2,037,921

Leased retail properties consist of locations which are owned outright by us (“Owned Locations”) and locations which have buildings that are owned by us and land which is controlled through a ground lease with an unrelated third party (“Ground Lease Locations”). For Owned Locations, the TRU Propco II Master Lease Agreement contains predetermined fixed escalations of the minimum rentals on February 1, 2015, February 1, 2020 and February 1, 2025. For Ground Lease Locations, the base rents consist of a net lease payment plus the rent on the underlying ground lease. The predetermined fixed escalations are applied separately. The net lease payments have predetermined fixed escalations on February 1, 2015, February 1, 2020 and February 1, 2025 as agreed to in the TRU Propco II Master Lease. The escalation for the underlying ground leases occurs as provided in the respective lease agreements. For Ground Lease Locations, Toys-Delaware has a unilateral right to have us exercise the renewal option prior to the time the initial underlying lease term expires, so long as the renewed option is exercised prior to expiration of the TRU Propco II Master Lease. Current deferred related party revenue was less than $1 million and approximately $2 million at January 30, 2010 and January 31, 2009, respectively.

The TRU Propco II Master Lease includes early termination options, which can be exercised by Toys-Delaware under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

As lessee

Our minimum rental commitments under non-cancelable operating leases to unaffiliated third parties having a term of more than one year as of January 30, 2010 are as follows:

(In thousands)	Future Minimum Rentals
2010	$2,553
2011	2,580
2012	2,241
2013	1,509
2014	1,362
2015 and subsequent	4,287

Total	$14,532

We recognize rental expense on a straight-line basis and record the difference between the recognized rental expense and amounts payable under the leases as Deferred rent liabilities. Deferred rent liabilities are recorded in our Balance Sheets in the total amount of $10 million at January 30, 2010 and January 31, 2009.

Substantially all of our leases include options that allow us to renew or extend the lease term beyond the initial lease period, subject to terms and conditions agreed upon at the inception of the lease. Such terms and conditions include rental rates agreed upon at the inception of the lease that could represent below or above market rental rates later in the life of the lease, depending upon market conditions at the time of such renewal or extension. In addition, many leases include early termination options, which can be exercised by us under specified conditions, including, upon damage, destruction or condemnation of a specified percentage of the value or land area of the property.

NOTE 4 – COMMITMENTS AND CONTINGENCIES

We, along with TRU, are subject to various claims and contingencies related to lawsuits and real estate taxes, as well as commitments under contractual and other commercial obligations. We recognize liabilities for contingencies and commitments when a loss is probable and estimable. Refer to Note 3 entitled “LEASES” for minimum rental commitments under non-cancelable operating leases having a term of more than one year as of January 30, 2010.

TRU self-insures a substantial portion of our property insurance risks, in addition to third party insurance coverage. Accordingly, TRU bills Toys-Delaware, which leases our retail properties and is responsible for insuring our property. As such, any property losses incurred by us would be reimbursed by Toys-Delaware.

NOTE 5 – DISCONTINUED OPERATIONS

On November 20, 2009, we transferred six properties, including four distribution centers to Toys-Delaware (the “Transferred Properties”) and received in exchange a portion of the properties formerly owned by MPO. The carrying amount of the net assets transferred was approximately $149 million. We have reported the operating results for the Transferred Properties as Earnings from discontinued operations in our Statements of Operations for all periods presented.

The following is a summary of the assets and liabilities of the discontinued operations as of the disposal date:

(In thousands)	November 20, 2009

Land	$17,205
Buildings	143,832
Leasehold improvements	27,682

188,719
Less: accumulated depreciation and amortization	(45,887)

Subtotal	142,832
Straight-line rent receivables	6,502

Total assets	$149,334

Deferred third party rent liabilities	$—

Net assets transferred	$149,334

The operating results of discontinued operations through November 20, 2009 were derived from our historical financial information and have been segregated from continuing operations and reported separately in the Statement of Operations for all fiscal periods presented. These amounts have been summarized for fiscal years presented below:

	Fiscal Years Ended
(In thousands)	January 30, 2010	January 31, 2009	February 2, 2008
Total revenues	$16,057	$19,868	$19,530

Earnings from discontinued operations	$7,628	$5,668	$1,929

NOTE 6 – LONG-TERM DEBT

Senior Secured Notes due 2017 ($715 million at January 30, 2010)

On November 20, 2009, TRU Propco II completed the offering of Secured Notes. The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and a $6 million capital contribution from Giraffe Junior Holdings, LLC (“Direct Parent”) were used to repay the outstanding loan balance under the Secured real estate loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and pay or accrue fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by TRU to the Sponsors pursuant to the terms of the advisory agreement (refer to Note 10 entitled “RELATED PARTY TRANSACTIONS” for further details). Fees incurred in connection with the sale of the Secured Notes were deferred and expensed over the life of the Secured Notes. As a result of the repayment of the Secured real estate loans, we expensed approximately $3 million of deferred financing costs.

Concurrently with the sale of the Secured Notes, MPO sold certain real estate properties and leasehold interests to Toys - Delaware for $146 million (the “MPO Sales Transaction”) and TRU caused MPO to contribute, on its behalf, the remaining properties of MPO to Toys-Delaware. TRU Propco II transferred six properties to Toys-Delaware, including four distribution centers, and received in exchange a portion of the properties formerly owned by MPO. Refer to Note 5 entitled “DISCONTINUED OPERATIONS” for further details. Additionally, concurrently with the offering of the Secured Notes, MPO repaid $200 million in Secured real estate loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from TRU and the release of $7 million in cash from restrictions.

Additionally, concurrent with the sale of the Secured Notes, we entered into the TRU Propco II Master Lease with Toys-Delaware under which Toys-Delaware will continue to lease properties, which were formerly owned by MPO and which are now held by us and continue to lease other properties used in their operations already held by us. See Note 3 entitled “LEASES” for further details.

The Secured Notes are solely our obligation and are not guaranteed by TRU or Toys–Delaware. The Secured Notes are secured by the first priority security interests in all of our existing and future real estate properties and our interest in the master lease agreement between us as landlord and Toys-Delaware as tenant under the TRU Propco II Master Lease.

The indenture governing the Secured Notes contains covenants, including, among other things, covenants that restrict our ability to incur additional indebtedness, pay dividends or make other distributions, make other restricted payments and investments and create liens. The indenture governing the Secured Notes also contains covenants that limit the ability of TRU to cause or permit Toys–Delaware to incur indebtedness or make restricted payments. These covenants are subject to a number of important qualifications and limitations. The Secured Notes may be redeemed, in whole or in part, at any time prior to December 1, 2013 at a price equal to 100% of the principal amount plus a “make-whole” premium, plus accrued and unpaid interest to the date of redemption. The Secured Notes will be redeemable, in whole or in part, at any time on or after December 1, 2013, at the specified redemption prices, plus accrued and unpaid interest, if any. In addition, prior to December 1, 2013, during each twelve month period commencing December 1, 2009, we may redeem up to 10% of the aggregate principal amount of the Secured Notes at a redemption price equal to 103% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. We may also redeem up to 35% of the Secured Notes prior to December 1, 2012, with the net cash proceeds from certain equity offerings, at a redemption price equal to 108.50% of the principal amount of the Secured Notes plus accrued and unpaid interest to the date of redemption. Following specified kinds of changes of control with respect to TRU, Toys-Delaware or us, we will be required to offer to purchase the Secured Notes at a purchase price in cash equal to 101% of their principal amount, plus accrued and unpaid interest, if any to, but not including, the purchase date. Interest on the Secured Notes is payable in cash semi-annually in arrears through maturity on June 1 and December 1 of each year, commencing on June 1, 2010.

Pursuant to a registration rights agreement that we entered into in connection with the offering of the Secured Notes, we are required to use our reasonable efforts to file a registration statement with the Securities and Exchange Commission (the “SEC”) to register notes that would have substantially identical terms as the Secured Notes, and consummate an exchange offer for such notes within 365 days after November 20, 2009. In the event we fail to meet the 365-day target or certain other conditions set forth in the registration rights agreement, the annual interest rate on the Secured Notes would increase by 0.25%. The annual interest rate on the Secured Notes would increase by an additional 0.25% for each subsequent 90-day period such target or conditions are not met, up to a maximum increase of 0.50%.

Secured real estate loans, due August 9, 2010 ($0 million at January 30, 2010)

On July 21, 2005, we and MPO entered into securitized loan facilities totaling $800 million carrying annual weighted average interest rates of LIBOR plus 1.30% (“Secured Real Estate Loans”). Each of these loan agreements had a two-year term and provided for three one-year extensions at the election of the borrowers. The Secured Real Estate Loans were secured by certain owned properties. The loan agreements contained covenants, including, among other things, covenants that restricted MPO’s and our ability to incur additional indebtedness, to create or permit liens on assets or to engage in mergers or consolidations, commingle assets with affiliates, amend organizational documents, and initiate zoning reclassification of any portion of the secured property. In addition, these covenants restricted certain transfers of, and the creation of liens on, direct or indirect interests in the borrowers except in specified circumstances. The debt was subject to mandatory prepayment as specified in the agreements. On November 20, 2009, all of the outstanding borrowings, plus accrued and unpaid interest, under the Secured Real Estate Loans were repaid in connection with the offering of the Secured Notes described above.

As of January 30, 2010 and January 31, 2009, the carrying value of our debt was $715 million and $800 million, respectively, with fair values of approximately $747 million and $424 million, respectively. The fair values of our long-term debt are estimated using the quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods.

NOTE 7 – DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

ASC 815, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires the recording of all derivatives as either assets or liabilities on the balance sheet measured at estimated fair value and the recognition of the unrealized gains and losses. The changes in fair value of derivatives are recorded in the Statements of Operations in Interest expense, net, unless the derivative is designated as a hedge. In certain defined conditions, a derivative may be specifically designated as a hedge for a particular exposure. The effective portion of a cash flow hedge is recorded to Accumulated other comprehensive loss; the ineffective portion of a cash flow hedge is recorded to Interest expense, net. The accounting for derivatives depends on the intended use of the derivatives and the resulting designation. Under the terms of the Secured Real Estate Loans, we and our intermediate owners were required under the loan agreements to maintain a 7% interest rate cap on the entire outstanding principal balance of the loans through the effective maturity date. These interest rate caps do not qualify for hedge accounting under ASC 815.

On July 9, 2008, we extended the interest rate caps through the end of the second maturity extension as required under the terms of the loan agreement.

On May 11, 2009, we extended the interest rate caps through the end of the third maturity date extension as required under the terms of the loan agreement. The amount paid to extend the caps was nominal. As of January 30, 2010, the caps had a nominal value and will expire on August 15, 2010.

In fiscal 2007, we reclassified nominal losses to Interest expense from Accumulated other comprehensive loss. The reclassification was related to the allocated time value of the premiums on the options of our interest rate cap. During fiscal 2009, 2008 and 2007 we recorded nominal losses to Interest expense, net related to the fair value changes in our interest rate cap, as it no longer qualifies for hedge accounting under ASC 815.

NOTE 8 – MEMBER’S DEFICIT

We evaluate our cash balances on an ongoing basis and periodically distribute cash to our parent companies. During fiscal 2009, we made cash distributions of $31 million and $5 million in dividends and return of capital, respectively. During fiscal 2008, we made cash distributions of $26 million and $9 million in dividends and return of capital, respectively. During fiscal 2007, we made cash distributions of $10 million and $4 million in dividends and return of capital, respectively.

During fiscal 2009, MPO made cash distributions of $9 million and $3 million in dividends and return of capital, respectively. During fiscal 2008, MPO made cash distributions of $6 million and $4 million in dividends and return of capital, respectively. During fiscal 2007, MPO made cash distributions of $2 million and $1 million in dividends and return of capital, respectively.

Additionally during fiscal 2009, we entered into the following transactions in connection with the offering of the Secured Notes and the Transaction which impacted the Statement of Changes in Member’s Deficit:

•

MPO and us received capital contributions approximating $47 million and $6 million, respectively, which were recorded as Capital contributions from TRU and Direct Parent, respectively and we received $7 million of non-cash contribution from TRU, which were recorded as Non-cash contribution from TRU, representing the fees paid to Sponsors on our behalf;

•

We purchased certain properties from Toys-Delaware, formerly owned by MPO for $120 million, which had a net carrying value of approximately $51 million. As this purchase occurred between entities under common control, the difference between the cash paid and the net assets transferred amounted to approximately $69 million and was recorded as Amounts paid in excess of carrying values of net assets acquired;

•

MPO sold certain properties to Toys-Delaware for $146 million, which had a net carrying value of approximately $61 million. As this sale occurred between entities under common control, the difference between the cash received and the net assets transferred amounted to approximately $85 million and was included in Amounts received in excess of carrying values of net assets sold;

•

Toys-Delaware transferred to us a portion of the properties formerly owned by MPO, and Toys-Delaware received in exchange certain properties owned by us. The net effect of the exchange resulted in a non-cash adjustment to Member’s Deficit of approximately $69 million and was recorded as a Distribution in excess of carrying value of net assets exchanged; and

•	MPO contributed properties to Toys-Delaware with the net book values approximating $67 million. This non-cash transaction was recorded as a Distribution of carrying values of net assets to Parent.

NOTE 9 – ACCUMULATED OTHER COMPREHENSIVE LOSS

As of January 30, 2010 and January 31, 2009, there was no Accumulated other comprehensive loss. During fiscal 2007, the balance of unrealized loss on hedged transactions of $47,000 was reclassified from Accumulated other comprehensive loss to Interest expense, net as our interest rate cap was de-designated as it no longer qualified for hedge accounting under ASC 815. As of February 3, 2007, there was a nominal amount of Accumulated other comprehensive loss.

NOTE 10 – RELATED PARTY TRANSACTIONS

Rental Revenues

Our rental revenue reflected in these Financial Statements was derived from leasing arrangements we have entered into with Toys-Delaware. The master lease agreements provided for Toys-Delaware to reimburse us for property related costs including real estate taxes, common area maintenance charges. Some of these costs are directly paid by Toys-Delaware and we record such costs both as an expense and a tenant reimbursement. During fiscals 2009, 2008 and 2007, we earned $92 million, $90 million and $90 million of related party Base rent revenues, respectively. In addition, during fiscals 2009, 2008 and 2007, we recorded tenant reimbursements of $16 million, $17 million and $16 million under our leasing arrangements with Toys-Delaware, respectively. The master lease agreements were amended and restated as the TRU Propco II Master Lease, as described in Note 3 entitled “LEASES”.

Management Service Fees

Toys-Delaware provides a majority of the centralized corporate functions, including accounting, human resources, legal, tax and treasury services to TRU, other affiliates and us under a Domestic Service Agreement (“Agreement”). The costs are based on a formula for each affiliate, as defined in the Agreement. The amount charged to us for these services in fiscals 2009, 2008 and 2007 was approximately $2 million per year and are recorded in Other operating expenses, net in our Statements of Operations.

Transactions with the Sponsors

In connection with the offering of the Notes issued on November 20, 2009, TRU paid $7 million in advisory fees to the Sponsors on our behalf. Affiliates of Kohlberg Kravis Roberts & Co. L.P. acquired $28 million of these Secured Notes. See Note 6 entitled “LONG-TERM DEBT” for further details.

Transactions with Toys - Delaware

We purchased certain properties from Toys-Delaware, formerly owned by MPO for $120 million, which had a net carrying value of approximately $51 million. As this purchase occurred between entities under common control, the difference between the cash paid and the net assets transferred amounted to approximately $69 million and was recorded as Amounts paid in excess of carrying values of net assets acquired.

MPO sold certain properties to Toys-Delaware for $146 million, which had a net carrying value of approximately $61 million. As this sale occurred between entities under common control, the difference between the cash received and the net assets transferred amounted to approximately $85 million and was included in Amounts received in excess of carrying values of net assets sold.

Toys-Delaware transferred to us a portion of the properties formerly owned by MPO, and Toys-Delaware received in exchange certain properties owned by us. The net effect of the exchange resulted in a non-cash adjustment to Member’s Deficit of approximately $69 million and was recorded as a Distribution in excess of carrying value of net assets exchanged.

MPO contributed properties to Toys-Delaware with the net book values approximating $67 million. This non-cash transaction was recorded as a Distribution of carrying values of net assets to Parent.

Capital contribution by TRU and Direct Parent

In fiscal 2009, MPO and us received capital contributions approximating $47 million and $6 million, respectively, which were recorded as Capital contributions from TRU and Direct Parent, respectively.

NOTE 11 – DUE FROM AFFILIATES, NET

As of January 30, 2010 and January 31, 2009, Due from affiliates, net of approximately $0.3 million and $3 million, respectively, represents balances owed to us by Toys-Delaware primarily related to real estate taxes and a fixed asset transaction.

NOTE 12 – RECENT ACCOUNTING PRONOUNCEMENTS

In March 2010, the FASB issued ASU No. 2010-11, “Derivatives and Hedging (Topic 815): Scope Exception Related to Embedded Credit Derivatives” (“ASU 2010-11”). ASU 2010-11 clarifies the only form of embedded credit derivative that is exempt from embedded derivative bifurcation requirements is one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. The amendments in this ASU are effective at the beginning of a reporting entity’s first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of each entity’s first fiscal quarter beginning after March 5, 2010. We are currently assessing the impact that ASU 2010-11 will have on the Financial Statements.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements” (“ASU 2010-06”). This ASU provides amendments that will require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2 and 3. ASU 2010-06 is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Early application is permitted. The adoption of ASU 2010-06 is not expected to have a material impact on the Financial Statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. This MD&A should be read in conjunction with our Financial Statements and the accompanying notes, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below. Our MD&A includes the following sections:

EXECUTIVE OVERVIEW, which provides an overview of our business.

RESULTS OF OPERATIONS, which provides an analysis of our results of operations for fiscal 2009 compared with fiscal 2008 and fiscal 2008 compared with fiscal 2007.

LIQUIDITY AND CAPITAL RESOURCES, which provides an overview of our cash flows, financing and contractual obligations.

CRITICAL ACCOUNTING POLICIES, which provides a discussion of our accounting policies that require critical judgment, assumptions and estimates.

RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS, which provides a brief description of significant accounting standards which were adopted during fiscal 2009, as well as accounting standards which we have not yet been required to implement and may be applicable to our future operations. This section also refers to Note 12 to our Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS”.

All information in this MD&A is presented on a historical basis and reflects results of continuing operations for all periods presented.

Executive Overview

As used herein the “Company,” “we,” “us,” or “our” means Toys “R” Us Property Company II, LLC (formerly known as Giraffe Properties, LLC (“TRU Propco II”)), a Delaware limited liability company, which is ultimately owned by Toys “R” Us, Inc. (“TRU”). We own fee and leasehold interests in 129 properties in various retail markets throughout the United States. Under an operating company/property company structure, we lease these properties on a triple-net basis to Toys-Delaware, the operating entity for all of TRU’s North American businesses. Substantially all of our revenues and cash flows are derived from payments from Toys-Delaware under an Amended and Restated Master Lease Agreement (the “TRU Propco II Master Lease”).

Our primary business operations consist of leasing properties to our affiliate Toys-Delaware, servicing our debt via payments on our debt instruments and, subject to compliance with our debt agreements, distributing cash to our parent. The Company’s management does not currently have plans to purchase additional properties. As a result, we do not believe we are subject to risks associated with obtaining financing for individual properties when availability of capital in the marketplace may be limited or may subject to the overall economic environment. Substantially all of our cash revenues are subject to fixed increases under the TRU Propco II Master Lease which will expire in 2030. Also, interest payments under our outstanding notes (the “Secured Notes”) are fixed at 8.50% which mature in 2017.

On November 20, 2009, we acquired substantially all of the net assets of our affiliate, MPO Holdings, LLC and its consolidated subsidiaries. MPO Holdings, LLC (“MPO”) was directly owned by TRU and also leased or subleased substantially all of its properties to Toys-Delaware. The historic financial positions and results of operations of TRU Propco II and MPO have been presented on a combined basis with prior year financial information combined retrospectively for all periods presented.

Although a majority of our properties are owned, we lease several of our properties from third parties and as these leases expire, we may need to renew these leases on terms that may not be as favorable as under the expiring lease. However, none of our leases expire prior to the maturity of the Secured Notes. Also, the terms of the TRU Propco II Master Lease allow us to charge common area maintenance expenses and certain other operating expenses to Toys-Delaware.

We believe that cash generated from operating activities will be sufficient to fund our cash flow requirements for at least the next 12 months.

Material Trends and Uncertainties

Our primary source of rental revenue and cash flows is derived from the leasing arrangements we have entered into with Toys-Delaware under the TRU Propco II Master Lease which expires in 2030. We record rental revenue using the straight-line method, which results in recording a consistent rate of revenue over the terms of our lease agreements even when cash rents received increase or decrease over the lease term. We anticipate that rental revenues will be higher in future periods as compared with rental revenues reported for previous periods due to the terms and conditions of the TRU Propco II Master Lease. Base rents under the TRU Propco II Master Lease are scheduled to increase by 10% for each property on February 1, 2015, February 1, 2020 and February 1, 2025. Our largest expense is interest expense; the payment and recording of which is fixed over the term of the Secured Notes due in 2017. Interest expense, net will increase in future periods as compared with previously reported amounts due to our issuance of the Secured Notes on November 20, 2009, and the repayment of approximately $800 million of secured real estate loans (the “Secured Real Estate Loans”), of which $200 million was repaid by MPO, which bore significantly lower variable rates of interest.

Results of Operations

Fiscal 2009 Compared with Fiscal 2008

Earnings from Continuing Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from continuing operations	$32,526	$25,888	$6,638	25.6%

Earnings from continuing operations increased by $6.6 million, or 25.6%, to $32.5 million in fiscal 2009 compared with $25.9 million in fiscal 2008. The increase was due to an increase of $6.0 million in Total revenues due to increases in Base rents and a decrease of $1.3 million in Interest expense, net related to lower effective interest rates on the Secured Real Estate Loans which were refinanced on November 20, 2009. Refer to our discussion of interest expense in the section above entitled “Material Trends and Uncertainties” for further details.

Total Revenues

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Total revenues	$92,555	$86,555	$6,000	6.9%

Total revenues increased by $6.0 million, or 6.9%, to $92.6 million in fiscal 2009 compared with $86.6 million in fiscal 2008. The increase is primarily due to the increase in Base rents of $5.9 million as a result of our amendment and restatement of our TRU Propco II Master Lease. See Note 3 to our Financial Statements entitled “LEASES” for a description of the amendment and restatement of the TRU Propco II Master Lease Agreement.

Depreciation

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Depreciation	$13,890	$13,933	$(43)	(0.3)%

Depreciation decreased by a nominal amount in fiscal 2009 compared with fiscal 2008.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Common area maintenance expenses	$12,968	$12,827	$141	1.1%

Common area maintenance expenses increased by $0.1 million, or 1.1%, to $12.9 million in fiscal 2009 compared with $12.8 million in fiscal 2008. These expenses are fully reimbursed by our tenants under the TRU Propco II Master Lease, and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Rental expense	$3,016	$3,022	$(6)	(0.2)%

Rental expense remained consistent in fiscal 2009 compared with $3.0 million in fiscal 2008. These expenses are fully reimbursed by our tenant under the TRU Propco II Master Lease, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Other operating expenses, net	$2,451	$1,898	$553	29.1%

Other operating expenses, net increased by $0.6 million, or 29.1%, to $2.5 million in fiscal 2009 compared with $1.9 million in fiscal 2008. The increase was primarily due to a permanent easement granted on a portion of land for $0.3 million during fiscal year 2008, which resulted in a gain of $0.3 million.

Interest Expense, net

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Interest expense, net	$27,704	$28,987	$(1,283)	(4.4)%

Interest expense, net decreased by $1.3 million, or 4.4%, to $27.7 million in fiscal 2009 compared with $29.0 million in fiscal 2008 primarily due to lower effective interest rates on the Secured Real Estate Loans, which bore a variable rate of interest and were refinanced on November 20, 2009, partially offsetting the decreases was the write-off of $2.7 million of deferred financing costs associated with the repayment of the Secured Real Estate Loans by us and MPO on November 20, 2009.

Interest expense, net will increase in the future due to the issuance of the $725 million of 8.50% Senior Secured notes by TRU Propco II on November 20, 2009. The interest rate payable on these notes will be higher than the interest rate that was payable on the repaid $800 million Secured Real Estate Loans, of which $200 million was repaid by MPO, which had a lower effective interest rate of LIBOR plus a margin.

Earnings from Discontinued Operations

($ In thousands)	Fiscal 2009	Fiscal 2008	$ Change	% Change
Earnings from discontinued operations	$7,628	$5,668	$1,960	34.6%

Earnings from discontinued operations increased by $2.0 million, or 34.6%, to $7.6 million in fiscal 2009 compared with $5.6 million in fiscal 2008. The increase was primarily due to a decrease in Interest expense, net of $3.3 million due to lower effective interest rates on Secured Real Estate Loans which were refinanced on November 20, 2009 and a decrease in Total operating expenses, net of $2.4 million, both of which were partially offset by a decrease in Total revenue of $3.8 million due to the operations of the six properties transferred to Toys-Delaware being included in our operating results for the full fiscal year 2008, while the Transferred Properties were included in the fiscal 2009 operating results for the period prior to November 20, 2009.

Fiscal 2008 Compared with Fiscal 2007

Earnings from continuing operations

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Earnings from continuing operations	$25,888	$10,408	$15,480	148.7%

Earnings from continuing operations increased by $15.5 million, or 148.7%, to $25.9 million in fiscal 2008 compared with $10.4 million in fiscal 2007. The increase was primarily attributable to a decrease of $17.2 million in Interest expense, net related to lower effective interest rates on Secured Real Estate Loans as compared with fiscal 2008.

Total Revenues

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Total revenues	$86,555	$87,049	$(494)	(0.6)%

Total revenues decreased by $0.5 million, or 0.6%, to $86.6 million in fiscal 2008 compared with $87.1 million in fiscal 2007.

Depreciation

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Depreciation	$13,933	$12,685	$1,248	9.8%

Depreciation increased by $1.2 million, or 9.8%, to $13.9 million in fiscal 2008 compared with $12.7 million in fiscal 2007. The increase was primarily due to accelerated depreciation recorded in fiscal 2008.

Common Area Maintenance Expenses

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Common area maintenance expenses	$12,827	$12,841	$(14)	(0.1)%

Common area maintenance expenses decreased by less than $0.1 million, or 0.1%, to $12.8 million in fiscal 2008 compared with $12.8 million in fiscal 2007. These expenses are fully reimbursed by our tenants under the master leases with Toys-Delaware and are reflected in Tenant reimbursements, which is a component of Total revenues.

Rental Expense

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Rental expense	$3,022	$2,970	$52	1.8%

Rental expense increased by less than $0.1 million, or 1.8%, to $3.0 million in fiscal 2008 compared with $2.9 million in fiscal 2007. These expenses are fully reimbursed by our tenants under the master leases with Toys-Delaware, and are reflected in Base rents, which is a component of Total revenues.

Other Operating Expenses, net

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Other operating expenses, net	$1,898	$1,919	$(21)	(1.1)%

Other operating expenses, net decreased by less than $0.1 million, or 1.1%, to $1.9 million in fiscal 2008 compared with $1.9 million in fiscal 2007.

Interest Expense, net

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Interest expense, net	$28,987	$46,226	$(17,239)	(37.3)%

Interest expense, net decreased by $17.2 million, or 37.3%, to $29.0 million in fiscal 2008 compared with $46.2 million in fiscal 2007, due to lower effective interest rates on our Secured Real Estate Loans in fiscal 2008, which were refinanced on November 20, 2009. Refer to our discussion of interest expense in the section above entitled “Material Trends and Uncertainties” for further details.

Earnings from Discontinued Operations

($ In thousands)	Fiscal 2008	Fiscal 2007	$ Change	% Change
Earnings from discontinued operations	$5,668	$1,929	$3,739	193.8%

Earnings from discontinued operations increased by $3.7 million, or 193.8%, to $5.6 million in fiscal 2008 compared with $1.9 million in fiscal 2007. The increase was primarily due to decreased interest expense of $3.8 million due to lower effective rates on our Secured Real Estate Loans in fiscal 2008.

Liquidity and Capital Resources

Overview

As of January 30, 2010, we were in compliance with all of our covenants related to the Secured Notes.

Our largest source of operating cash flows is cash collections from our lessee, Toys-Delaware. In general, we utilize our cash to service debt, pay normal operating costs and, at the discretion of our board of directors and as permitted by the indenture governing the Secured Notes, declare and pay dividends to our indirect parent Toys-Delaware. We have been able to meet our operating cash needs principally by using cash on hand and cash flows from operations and we believe that cash generated from operations along with existing cash will be sufficient to fund expected cash flow requirements for the next twelve months.

Cash Flows

(In thousands)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Net cash provided by operating activities	$67,339	$44,769	$19,370
Net cash provided by (used in) investing activities	30,196	545	(1,942)
Net cash used in financing activities	(83,794)	(45,314)	(17,463)

Net increase (decrease) during period in cash and cash equivalents	$13,741	$—	$(35)

Cash Flows Provided by Operating Activities

Net cash provided by operating activities for fiscal 2009 was $67.3 million, an increase of $22.6 million compared with fiscal 2008. The increase in net cash provided by operating activities was primarily due to lower interest payments of $20.4 million due to changes in the timing of payments from monthly to semi-annually as a result of the offering of our Secured Notes and an increase of $3.6 million in payments received from affiliates in fiscal 2009.

Net cash provided by operating activities for fiscal 2008 was $44.8 million, an increase of $25.4 million compared with fiscal 2007. The increase in net cash provided by operating activities was primarily the result of a $21.0 million reduction in interest payments due to lower effective interest rates on our Secured Real Estate Loan and a $4.3 million decrease in amounts owed from Toys-Delaware due primarily to the reimbursement of real estate taxes paid by us in fiscal 2007 and collected from Toys-Delaware in fiscal 2008.

Cash Flows Provided by (Used in) Investing Activities

Net cash provided by investing activities for fiscal 2009 was $30.2 million, an increase of $29.7 million compared with fiscal 2008. The increase in net cash provided by investing activities was primarily due to $60.9 million of proceeds received from the sale of MPO real estate properties and leasehold interest to Toys-Delaware recorded at their historical costs and the release of restricted cash of $19.9 million primarily as a result of the repayment of the outstanding loan balance under Secured Real Estate Loans. These increases were offset by the $50.9 million cash payments made in conjunction with the acquisition of certain real estate properties from Toys-Delaware recorded at their historical cost.

Net cash provided by investing activities for fiscal 2008 was $0.5 million compared with net cash used in investing activities of $1.9 million for fiscal 2007. The increase in net cash provided by investing activities was primarily due to decreases in restricted cash of $2.2 million.

Cash Flows Used in Financing Activities

Net cash used in financing activities was $83.8 million for fiscal 2009, an increase of $38.5 million from fiscal 2008. The increase in net cash used in financing activities was primarily due to the repayment of $800 million under our Secured Real Estate Loans, of which $200 million was repaid by MPO, $69.1 million of Amounts paid in excess of carrying values of net assets acquired from Toys-Delaware and $19.3 million in debt refinancing costs. These increases were partially offset by the proceeds of $715 million received from the offering of our Secured Notes, Amounts received in excess of carrying values of the properties sold to Toys-Delaware of $84.8 million and Capital Contributions of $53.3 million.

Net cash used in financing activities was $45.3 million for fiscal 2008, an increase of $27.9 million from fiscal 2007. The increase in net cash used in financing activities was due to additional cash distributions made to its parent companies of $27.9 million as compared with the same period last year (see Note 8 to our Financial Statements entitled “MEMBER’S DEFICIT” for further details).

Debt

During fiscal 2009, we made the following significant changes to our debt structure:

TRU Propco II and MPO each exercised the third maturity date extension options on the $600 million Secured Real Estate Loans and the $200 million Secured Real Estate Loans, respectively, which extended the maturity date from August 9, 2009 to August 9, 2010. The Secured Real Estate Loans were repaid on November 20, 2009 concurrent with the sale of the Secured Notes which are described below.

On November 20, 2009, we completed the offering of Secured Notes. The Secured Notes were issued at a discount of $10 million which resulted in the receipt of proceeds of $715 million. The proceeds of $715 million, the release of $20 million in cash from restrictions and a $6 million capital contribution from Giraffe Junior Holdings, LLC (“Direct Parent”) were used to repay the outstanding loan balance under the Secured Real Estate Loans of $600 million plus accrued interest of approximately $1 million, to acquire certain real properties and leasehold interests from Toys-Delaware for $120 million and paid or accrued fees of approximately $20 million. In addition, we incurred fees of approximately $7 million paid by TRU to the Sponsors pursuant to the terms of the advisory agreement (refer to Note 10 to the Financial Statements entitled “RELATED PARTY TRANSACTIONS” for further details). Fees incurred in connection with the sale of the Secured Notes were deferred and expensed over the life of the Secured Notes.

The Secured Notes are solely our obligation and are not guaranteed by TRU or Toys-Delaware or any of our subsidiaries. The Secured Notes are secured by the first priority security interests in our all of the existing and future real estate properties and our interest in the TRU Propco II Master Lease.

Additionally, concurrently with the offering of the Secured Notes, MPO repaid $200 million in Secured Real Estate Loans with the proceeds of $146 million from the MPO Sales Transaction, $47 million in cash contributed to MPO from TRU and the release of $7 million in cash from restrictions.

As a result of the repayment of the Secured Real Estate Loans, we expensed approximately $3 million of deferred financing costs.

Contractual Obligations and Commitments

Our contractual obligations consist mainly of payments related to long-term debt and related interest, and operating leases related to real estate used in the operation of our business. The following table summarizes our contractual obligations associated with our long-term debt and other obligations as of January 30, 2010:

	Payments Due By Period
(In thousands)	Fiscal 2010	Fiscals 2011 & 2012	Fiscals 2013 & 2014	Fiscals 2015 and thereafter	Total
Operating leases	$2,553	$4,821	$2,871	$4,287	14,532
Long-term debt	—	—	—	714,849	714,849
Interest payments	63,337	123,250	123,250	184,875	494,712

Total contractual obligations	$65,890	$128,071	$126,121	$904,011	$1,224,093

Obligations under our operating leases in the above table do not include payments for maintenance and insurance, or real estate taxes. The following table presents these expenses for fiscals 2009, 2008 and 2007:

(In thousands)	Fiscal 2009	Fiscal 2008	Fiscal 2007
Real estate taxes	$14,303	$14,826	$14,220
Maintenance and insurance	1,648	1,794	1,494

Total	$15,951	$16,620	$15,714

Critical Accounting Policies

Our Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Financial Accounting Standards Board (“FASB”) finalized the “FASB Accounting Standards Codification” (“Codification” or “ASC”), which is effective for periods ending on or after September 15, 2009. The ASC does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB as discussed herein are to the ASC, in addition to the other legacy of standards.

We believe the following are our most critical accounting policies that include significant judgments and estimates used in the preparation of our Financial Statements. We consider an accounting policy to be critical if it requires assumptions to be made that were uncertain at the time they were made, and if changes in these assumptions could have a material impact on our financial condition or results of operations.

Long-lived Asset Impairment

We evaluate the carrying value of all long-lived assets, which include land and buildings, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, in accordance with ASC Topic 360 (“ASC 360”), formerly SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This evaluation requires management to make judgments relating to an estimate of undiscounted future cash flows to determine whether an asset group is recoverable. If a long-lived asset group is found to be non-recoverable, we record an impairment charge equal to the difference between the asset’s carrying value and its fair value. We estimate the fair value of an asset group using a valuation method such as discounted cash flows or market-based approach.

Revenue Recognition

Base rental revenue is reported on a straight-line basis over the non-cancelable terms of our respective leases. Straight-line rent receivable from affiliates as reported on the Balance Sheets represents rental income recognized in excess of rent payments actually received pursuant to the terms of the master lease agreements. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Accordingly, revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property-related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned.

Deferred Rent

We recognize fixed minimum rent expense on non-cancelable leases on a straight-line basis over the term of each individual lease starting at the date of possession, including the build-out period, and record the difference between the recognized rental expense and amounts payable under the leases as deferred rent liability.

Operating leases are recorded on a straight-line basis over the lease term. At the inception of a lease, we determine the lease term by assuming the exercise of renewal options that are reasonably assured if a significant economic penalty exists for not exercising such options. The expected lease term is used to determine whether a lease is capital or operating and is used to calculate straight-line rent expense.

Recently Adopted Accounting Pronouncements

On August 2, 2009, we adopted ASC Topic 105 (“ASC 105”), formerly SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles – A Replacement of FASB Statement No. 162.” ASC 105 establishes the FASB Accounting Standards Codification, which officially launched July 1, 2009, as the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The subsequent issuances of new standards will be in the form of Accounting Standards Updates that will be included in the Codification. The Codification does not change how we account for our transactions or the nature of the related disclosures made. Any references to guidance issued by the FASB as discussed herein are to the Codification, in addition to the other legacy standards.

On May 3, 2009, we adopted ASC Topic 855 (“ASC 855”), formerly SFAS No. 165, “Subsequent Events.” ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This pronouncement is effective for interim or annual financial periods ending after June 15, 2009, and shall be applied prospectively. The adoption of ASC 855 did not have a material impact on the Financial Statements.

On February 1, 2009, we adopted SFAS No. 161 “Disclosures about Derivative Instruments and Hedging Activities—An Amendment of FASB Statement No. 133,” which has been incorporated into the Codification under ASC Topic 815 (“ASC 815”). ASC 815 establishes the disclosure requirements for derivative instruments and for hedging activities with the intent to provide financial statement users with an enhanced understanding of the entity’s use of derivative instruments, the accounting of derivative instruments and related hedged items under Statement 133 and its related interpretations, and the effects of these instruments on the entity’s financial position, financial performance, and cash flows. Other than the enhanced disclosures, the adoption of amendment to ASC 815 had no impact on the Financial Statements.

In February 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements” (“ASU 2010-09”). The amendments remove the requirement for an SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. ASU 2010-09 was effective upon issuance. Its adoption did not have a material impact on the Financial Statements.

On November 1, 2009, we adopted ASU No. 2009-05, “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value” (“ASU 2009-05”) which represents an update to ASC Topic 820 (“ASC 820”). ASU 2009-05 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using one or more of the following techniques: 1) a valuation technique that uses either the quoted price of the identical liability when traded as an asset or quoted prices for similar liabilities or similar liabilities when traded as an asset; or 2) another valuation technique that is consistent with the principles in ASC 820 such as the income and market approach to valuation. The amendments in this update also clarify that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of the liability. This update further clarifies that if the fair value of a liability is determined by reference to a quoted price in an active market for an identical liability, that price would be considered a Level 1 measurement in the fair value hierarchy. Similarly, if the identical liability has a quoted price when traded as an asset in an active market, it is also a Level 1 fair value measurement if no adjustments to the quoted price of the asset are required. This update is effective for the first reporting period (including interim periods) beginning after issuance. Refer to Note 1 to our Financial Statements entitled “SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES” for the impact to the Financial Statements and further details.

In April 2009, SFAS No. 107, “Disclosures about Fair Value of Financial Instruments” and Accounting Principles Board (“APB”) Opinion 28, “Interim Financial Reporting” were amended by FASB Staff Position (“FSP”) SFAS 107-1 and APB Opinion 28-1, “Interim Disclosures about Fair Value of Financial Instruments,” and incorporated into the Codification under ASC Topic 825 (“ASC 825”) and ASC Topic 270 (“ASC 270”), respectively. These amendments enhance the consistency in financial reporting by increasing the frequency of fair value disclosures. We adopted the disclosure requirements for fair value of financial instruments, as prescribed by ASC 825 and ASC 270 on May 3, 2009. The adoption did not have a material impact on the Financial Statements.

On February 1, 2009, we adopted the fair value guidance related to nonfinancial assets and liabilities, as prescribed by ASC 820, formerly SFAS No. 157, “Fair Value Measurements,” as amended by the following: FSP SFAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Its Related Interpretive Accounting Pronouncements That Address Leasing Transactions,” FSP SFAS 157-2, “Effective Date of FASB Statement No. 157: Fair Value Measurements,” FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active” and FSP SFAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly.” The guidance in the FSP’s discussed above are now codified under ASC 820. Assumptions made regarding the adoption of ASC 820 will impact any accounting standards that include fair value measurements. The adoption did not have a material impact on the Financial Statements.

Refer to Note 12 to our Financial Statements entitled “RECENT ACCOUNTING PRONOUNCEMENTS” for a discussion of accounting standards which we have not yet been required to implement and may be applicable to our future operations, and their impact on our Financial Statements.

Forward-Looking Statements

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “expect,” “believe,” “intend,” “foresee,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, future financial or operational performance, anticipated cost savings, results of restructurings, cash generated from operating activities, anticipated developments, future financings, targets and future occurrences and trends.

These statements are subject to risks, uncertainties, and other factors, including, among others, competition in the retail industry, seasonality of Toys-Delaware’s business, changes in consumer preferences and consumer spending patterns, general economic conditions in the United States and other countries in which we and Toys-Delaware conduct our business, Toys-Delaware’s ability to implement its strategy, our, Toys-Delaware’s and TRU’s respective substantial level of indebtedness and related debt-service obligations and the covenants in their and our respective debt agreements, availability of adequate financing to us, Toys-Delaware and TRU, Toys-Delaware’s dependence on key vendors of merchandise, international events affecting the delivery of toys and other products to Toys-Delaware’s stores, and such risks, uncertainties and factors associated with ours, Toys-Delaware’s and TRU’s business. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

Item 3. Schedule III – Real Estate and Accumulated Depreciation as of January 30, 2010

TOYS “R” US PROPERTY COMPANY II, LLC

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION (in thousands)

January 30, 2010

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
BRU Oxnard, CA	None	1,703	2,357	4,060	0	1,703	2,357	4,060	(609)	7/21/2005	0 to 50 YEARS
BRU Van Nuys, CA	None	3,390	2,942	6,332	0	3,390	2,942	6,332	(846)	7/21/2005	0 to 50 YEARS
BRU Glendale (Arrowhead), AZ	None	0	4,800	4,800	0	0	4,800	4,800	(1,196)	7/21/2005	0 to 50 YEARS
BRU Tucson, AZ	None	2,660	2,072	4,732	0	2,660	2,072	4,732	(438)	7/21/2005	0 to 50 YEARS
BRU Sterling, VA	None	1,917	2,114	4,031	0	1,917	2,114	4,031	(392)	7/21/2005	0 to 50 YEARS
BRU White Oak, MD	None	1,367	3,529	4,896	0	1,367	3,529	4,896	(585)	7/21/2005	0 to 50 YEARS
BRU Milford, CT	None	2,234	3,164	5,398	0	2,234	3,164	5,398	(498)	7/21/2005	0 to 50 YEARS
BRU Reno, NV	None	1,412	2,063	3,475	0	1,412	2,063	3,475	(306)	7/21/2005	0 to 50 YEARS
BRU Fairview Heights, IL	None	1,072	2,986	4,058	0	1,072	2,986	4,058	(862)	7/21/2005	0 to 50 YEARS
BRU Ogden, UT	None	621	2,187	2,808	0	621	2,187	2,808	(639)	7/21/2005	0 to 50 YEARS
BRU Homewood, AL	None	2,596	2,808	5,404	0	2,596	2,808	5,404	(617)	7/21/2005	0 to 50 YEARS
BRU Columbia, SC	None	3,491	1,175	4,666	0	3,491	1,175	4,666	(232)	7/21/2005	0 to 50 YEARS
BRU Orland Park, IL	None	1,620	2,187	3,807	0	1,620	2,187	3,807	(707)	7/21/2005	0 to 50 YEARS
BRU Northville, MI	None	2,052	3,271	5,323	0	2,052	3,271	5,323	(979)	7/21/2005	0 to 50 YEARS
BRU Flint, MI	None	31	3,385	3,416	0	31	3,385	3,416	(899)	7/21/2005	0 to 50 YEARS
BRU Auburn Hills, MI	None	2,529	2,412	4,941	0	2,529	2,412	4,941	(515)	7/21/2005	0 to 50 YEARS
BRU Fort Wayne, IN	None	1,767	2,164	3,931	0	1,767	2,164	3,931	(405)	7/21/2005	0 to 50 YEARS
BRU Syracuse, NY	None	1,408	3,824	5,232	0	1,408	3,824	5,232	(633)	7/21/2005	0 to 50 YEARS
BRU Merrillville, IN	None	1,029	2,443	3,472	0	1,029	2,443	3,472	(398)	7/21/2005	0 to 50 YEARS
BRU San Antonio (Ingram), TX	None	0	2,085	2,085	0	0	2,085	2,085	(687)	7/21/2005	0 to 50 YEARS
BRU Dublin (Pleasanton), CA	None	21	5,335	5,356	0	21	5,335	5,356	(707)	7/21/2005	0 to 50 YEARS
BRU Modesto, CA	None	916	3,382	4,298	0	916	3,382	4,298	(716)	7/21/2005	0 to 50 YEARS
BRU Tigard, OR	None	25	6,165	6,190	0	25	6,165	6,190	(1,297)	7/21/2005	0 to 50 YEARS
BRU Highland Ranch, CO	None	1,854	2,863	4,717	0	1,854	2,863	4,717	(540)	7/21/2005	0 to 50 YEARS
BRU Vista, CA	None	2,006	2,423	4,429	0	2,006	2,423	4,429	(482)	7/21/2005	0 to 50 YEARS
BRU Madison, WI	None	1,045	1,834	2,879	(186)	1,045	1,648	2,693	(661)	7/21/2005	0 to 50 YEARS
BRU Braintree, MA	None	5,096	1,985	7,081	0	5,096	1,985	7,081	(679)	7/21/2005	0 to 50 YEARS
BRU Springfield, PA	None	6,345	3,927	10,272	0	6,345	3,927	10,272	(585)	7/21/2005	0 to 50 YEARS
BRU Montgomeryville, PA	None	3,709	2,469	6,178	0	3,709	2,469	6,178	(331)	7/21/2005	0 to 50 YEARS
TRU Combo - Riverside, CA	None	2,326	4,324	6,650	0	2,326	4,324	6,650	(2,425)	7/21/2005	0 to 50 YEARS
TRU Combo - Bell Gardens, CA	None	1,032	3,964	4,996	0	1,032	3,964	4,996	(2,014)	7/21/2005	0 to 50 YEARS
TRU Combo - Murrietta, CA	None	1,110	2,468	3,578	0	1,110	2,468	3,578	(1,101)	7/21/2005	0 to 50 YEARS
TRU Combo - E. Mesa, AZ	None	1,142	3,142	4,284	0	1,142	3,142	4,284	(1,241)	7/21/2005	0 to 50 YEARS
TRU Mission Viejo, CA	None	3,117	3,280	6,397	0	3,117	3,280	6,397	(1,180)	7/21/2005	0 to 50 YEARS
TRU Combo - Reno, NV	None	950	3,044	3,994	0	950	3,044	3,994	(1,623)	7/21/2005	0 to 50 YEARS
TRU Combo - Modesto, CA	None	1,141	3,647	4,788	0	1,141	3,647	4,788	(1,848)	7/21/2005	0 to 50 YEARS
TRU Combo - Niles, IL	None	532	4,268	4,800	0	532	4,268	4,800	(2,162)	7/21/2005	0 to 50 YEARS
TRU Combo - Bloomingdale, IL	None	736	5,015	5,751	0	736	5,015	5,751	(2,497)	7/21/2005	0 to 50 YEARS
TRU Combo - Orland Park, IL	None	1,014	4,017	5,031	0	1,014	4,017	5,031	(2,199)	7/21/2005	0 to 50 YEARS
TRU Combo - S. Milwaukee, WI	None	215	2,657	2,872	(306)	215	2,351	2,566	(1,281)	7/21/2005	0 to 50 YEARS
TRU Combo - Brookfield, WI	None	917	3,079	3,996	0	917	3,079	3,996	(1,625)	7/21/2005	0 to 50 YEARS
TRU Combo - Davenport, IA	None	950	2,881	3,831	0	950	2,881	3,831	(1,203)	7/21/2005	0 to 50 YEARS
TRU Combo - Racine, WI	None	703	2,679	3,382	0	703	2,679	3,382	(1,181)	7/21/2005	0 to 50 YEARS
TRU Combo - Gurnee, IL	None	1,681	2,876	4,557	0	1,681	2,876	4,557	(1,228)	7/21/2005	0 to 50 YEARS
TRU Yonkers, NY	None	1,570	5,867	7,437	0	1,570	5,867	7,437	(3,290)	7/21/2005	0 to 50 YEARS
TRU Toms River, NJ	None	783	4,508	5,291	0	783	4,508	5,291	(2,523)	7/21/2005	0 to 50 YEARS
TRU Nanuet, NY	None	666	4,372	5,038	0	666	4,372	5,038	(2,404)	7/21/2005	0 to 50 YEARS
TRU Combo - Milford, CT	None	698	3,762	4,460	0	698	3,762	4,460	(1,990)	7/21/2005	0 to 50 YEARS
TRU Poughkeepsie, NY	None	662	4,578	5,240	0	662	4,578	5,240	(2,116)	7/21/2005	0 to 50 YEARS
TRU Norwalk, CT	None	2,420	5,172	7,592	0	2,420	5,172	7,592	(1,740)	7/21/2005	0 to 50 YEARS
TRU Geoffrey - Austin(So), TX	None	967	3,878	4,845	0	967	3,878	4,845	(1,530)	7/21/2005	0 to 50 YEARS
TRU Combo - Corpus Christi, TX	None	1,224	2,925	4,149	0	1,224	2,925	4,149	(1,413)	7/21/2005	0 to 50 YEARS
TRU Lafayette, LA	None	1,155	2,514	3,669	0	1,155	2,514	3,669	(1,032)	7/21/2005	0 to 50 YEARS
TRU Combo - Mc Allen, TX	None	2,438	2,615	5,053	0	2,438	2,615	5,053	(1,048)	7/21/2005	0 to 50 YEARS
TRU Combo - Manchester, NH	None	578	2,867	3,445	0	578	2,867	3,445	(1,560)	7/21/2005	0 to 50 YEARS
TRU Combo - Salem, NH	None	2,622	4,027	6,649	0	2,622	4,027	6,649	(1,660)	7/21/2005	0 to 50 YEARS
TRU Combo - South Arlington, TX	None	1,819	3,975	5,794	0	1,819	3,975	5,794	(1,904)	7/21/2005	0 to 50 YEARS
TRU Combo - Lewisville, TX	None	1,400	2,787	4,187	0	1,400	2,787	4,187	(1,197)	7/21/2005	0 to 50 YEARS
TRU Combo - Tigard, OR	None	1,501	3,874	5,375	0	1,501	3,874	5,375	(2,122)	7/21/2005	0 to 50 YEARS
TRU Combo - Annapolis, MD	None	5,007	4,176	9,183	0	5,007	4,176	9,183	(1,701)	7/21/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
TRU Combo -Winchester, VA	None	4	2,515	2,519	0	4	2,515	2,519	(1,025)	7/21/2005	0 to 50 YEARS
TRU Combo -Fredericksburg, VA	None	1,500	1,711	3,211	0	1,500	1,711	3,211	(705)	7/21/2005	0 to 50 YEARS
TRU Combo - Norfolk, VA	None	821	3,077	3,898	0	821	3,077	3,898	(1,814)	7/21/2005	0 to 50 YEARS
TRU Golden Ring, MD	None	1,426	3,759	5,185	0	1,426	3,759	5,185	(1,864)	7/21/2005	0 to 50 YEARS
TRU Combo - Johnson City, TN	None	1,434	2,552	3,986	0	1,434	2,552	3,986	(1,135)	7/21/2005	0 to 50 YEARS
TRU Combo - Cary, NC	None	1,056	2,833	3,889	0	1,056	2,833	3,889	(1,171)	7/21/2005	0 to 50 YEARS
TRU Dadeland, FL	None	3,052	4,426	7,478	0	3,052	4,426	7,478	(2,431)	7/21/2005	0 to 50 YEARS
TRU Combo - Orlando III, FL	None	3,550	4,102	7,652	0	3,550	4,102	7,652	(1,804)	7/21/2005	0 to 50 YEARS
TRU Pembroke Pines, FL	None	2,986	3,214	6,200	0	2,986	3,214	6,200	(1,104)	7/21/2005	0 to 50 YEARS
TRU Combo - Rivergate, TN	None	1,910	3,042	4,952	0	1,910	3,042	4,952	(1,731)	7/21/2005	0 to 50 YEARS
TRU Combo - Greenville, SC	None	1,351	3,698	5,049	0	1,351	3,698	5,049	(1,889)	7/21/2005	0 to 50 YEARS
TRU Birmingham II, AL	None	3,225	3,706	6,931	0	3,225	3,706	6,931	(1,637)	7/21/2005	0 to 50 YEARS
TRU Pineville, NC	None	1,783	2,233	4,016	0	1,783	2,233	4,016	(913)	7/21/2005	0 to 50 YEARS
TRU Combo - Franklin, TN	None	1,208	2,951	4,159	0	1,208	2,951	4,159	(912)	7/21/2005	0 to 50 YEARS
TRU Germantown, TN	None	1,179	2,331	3,510	0	1,179	2,331	3,510	(786)	7/21/2005	0 to 50 YEARS
TRU Combo - Castleton, IN	None	559	3,049	3,608	0	559	3,049	3,608	(1,583)	7/21/2005	0 to 50 YEARS
TRU Combo - Florence, KY	None	884	2,579	3,463	0	884	2,579	3,463	(1,444)	7/21/2005	0 to 50 YEARS
TRU Combo - Southgate, MI	None	218	2,603	2,821	0	218	2,603	2,821	(1,795)	7/21/2005	0 to 50 YEARS
TRU Combo - Madison Heights, MI	None	256	4,314	4,570	0	256	4,314	4,570	(2,525)	7/21/2005	0 to 50 YEARS
TRU Combo - Sterling Hghts, MI	None	1,395	3,555	4,950	0	1,395	3,555	4,950	(1,979)	7/21/2005	0 to 50 YEARS
TRU Combo - Westland, MI	None	752	4,025	4,777	0	752	4,025	4,777	(2,029)	7/21/2005	0 to 50 YEARS
TRU Combo - Des Moines, IA	None	824	2,879	3,703	0	824	2,879	3,703	(1,332)	7/21/2005	0 to 50 YEARS
TRU Combo - Mid Rivers, MO	None	1,117	3,053	4,170	0	1,117	3,053	4,170	(1,339)	7/21/2005	0 to 50 YEARS
TRU Combo - Fairview Hts, IL	None	1,217	3,152	4,369	0	1,217	3,152	4,369	(1,419)	7/21/2005	0 to 50 YEARS
TRU Combo - Westminster, CO	None	1,599	3,408	5,007	0	1,599	3,408	5,007	(1,508)	7/21/2005	0 to 50 YEARS
TRU Geoffrey - Appleton, WI	None	851	3,062	3,913	0	851	3,062	3,913	(1,209)	7/21/2005	0 to 50 YEARS
TRU Combo - Kingston, MA	None	2,671	2,951	5,622	0	2,671	2,951	5,622	(1,285)	7/21/2005	0 to 50 YEARS
TRU Combo - Brockton, MA	None	1,205	2,978	4,183	0	1,205	2,978	4,183	(1,274)	7/21/2005	0 to 50 YEARS
TRU Combo - No Attlboro, MA	None	2,664	3,857	6,521	0	2,664	3,857	6,521	(1,545)	7/21/2005	0 to 50 YEARS
TRU Combo - Colerain, OH	None	673	3,304	3,977	0	673	3,304	3,977	(1,706)	7/21/2005	0 to 50 YEARS

		INITIAL COST TO COMPANY				GROSS AMOUNT AT WHICH CARRIED AT JANUARY 30, 2010
DESCRIPTION	ENCUMBRANCES	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ADJUSTMENTS TO INITIAL COST	LAND	BUILDINGS & IMPROVEMENTS	TOTAL	ACCUMULATED DEPRECIATION	DATE OF ACQUISITION	LIFE ON WHICH DEPRECIATION IN LATEST INCOME STATEMENT IS COMPUTED
TRU Clermont, OH	None	882	2,836	3,718	0	882	2,836	3,718	(1,539)	7/21/2005	0 to 50 YEARS
TRU Combo - Columbus-Hamilton, OH	None	690	2,702	3,392	0	690	2,702	3,392	(1,222)	7/21/2005	0 to 50 YEARS
TRU Combo - Miamisburg, OH	None	1,271	3,191	4,462	0	1,271	3,191	4,462	(1,623)	7/21/2005	0 to 50 YEARS
TRU Dublin, OH	None	1,179	2,719	3,898	0	1,179	2,719	3,898	(1,268)	7/21/2005	0 to 50 YEARS
TRU Combo - Chapel Hill, OH	None	811	2,805	3,616	0	811	2,805	3,616	(1,389)	7/21/2005	0 to 50 YEARS
TRU Combo - Mentor, OH	None	901	3,567	4,468	0	901	3,567	4,468	(1,731)	7/21/2005	0 to 50 YEARS
TRU Combo - Elyria, OH	None	716	2,971	3,687	0	716	2,971	3,687	(1,368)	7/21/2005	0 to 50 YEARS
TRU Boardman Twp., OH	None	370	2,508	2,878	0	370	2,508	2,878	(1,184)	7/21/2005	0 to 50 YEARS
TRU Combo - Canton Realty, OH	None	724	1,679	2,403	0	724	1,679	2,403	(898)	7/21/2005	0 to 50 YEARS
TRU Combo - Toledo, OH	None	1,266	3,872	5,138	0	1,266	3,872	5,138	(2,127)	7/21/2005	0 to 50 YEARS
TRU Combo - North Toledo, OH	None	549	2,212	2,761	0	549	2,212	2,761	(917)	7/21/2005	0 to 50 YEARS
TRU Sandusky, OH	None	956	1,277	2,233	0	956	1,277	2,233	(512)	7/21/2005	0 to 50 YEARS
TRU Allentown, PA	None	1,250	4,706	5,956	0	1,250	4,706	5,956	(2,401)	7/21/2005	0 to 50 YEARS
TRU Wilkes-Barre, PA	None	550	3,579	4,129	0	550	3,579	4,129	(1,889)	7/21/2005	0 to 50 YEARS
TRU Combo - Scranton, PA	None	1,372	3,418	4,790	0	1,372	3,418	4,790	(1,574)	7/21/2005	0 to 50 YEARS
TRU King Of Prussia, PA	None	800	4,993	5,793	(21)	779	4,993	5,772	(4,342)	7/21/2005	0 to 50 YEARS
TRU Combo - York, PA	None	606	2,032	2,638	0	606	2,032	2,638	(1,099)	7/21/2005	0 to 50 YEARS
TRU Oxford Valley, PA	None	780	5,001	5,781	0	780	5,001	5,781	(2,254)	7/21/2005	0 to 50 YEARS
TRU Granite Run, PA	None	1,149	4,499	5,648	0	1,149	4,499	5,648	(2,419)	7/21/2005	0 to 50 YEARS
TRU Williamsport, PA	None	478	1,936	2,414	0	478	1,936	2,414	(622)	7/21/2005	0 to 50 YEARS
TRU Combo - Franklin Hills, PA	None	2,364	3,845	6,209	0	2,364	3,845	6,209	(1,574)	7/21/2005	0 to 50 YEARS
TRU Reading, PA	None	3,767	2,305	6,072	0	3,767	2,305	6,072	(849)	7/21/2005	0 to 50 YEARS
TRU Johnstown, PA	None	765	1,404	2,169	0	765	1,404	2,169	(472)	7/21/2005	0 to 50 YEARS
TRU Erie, PA	None	1,434	4,178	5,612	0	1,434	4,178	5,612	(1,972)	7/21/2005	0 to 50 YEARS
TRU Combo - Monroeville, PA	None	2,084	5,140	7,224	0	2,084	5,140	7,224	(2,430)	7/21/2005	0 to 50 YEARS
TRU Combo - Center Twp, PA	None	617	4,549	5,166	0	617	4,549	5,166	(2,133)	7/21/2005	0 to 50 YEARS

TOTAL		$168,693	$376,432	$545,125	$(513)	$168,672	$375,940	$544,612	$(159,180)

Reconciliations of gross amount at which assets are carried for the three fiscal years ended 2009, 2008 and 2007 are as follows:

	Fiscal Year (in thousands)
	2009	2008	2007

Balance at beginning of year:	$733,546	$736,716	$736,787
Deductions during year:
Cost of properties transfers	(188,934)
Other adjustments		(81)	(50)
Assets Disposals / Retirements (1)		(3,089)	(21)

Balance at close of fiscal year	$544,612	$733,546	$736,716

Reconciliations of accumulated depreciation/ amortization for the three fiscal years ended 2009, 2008 and 2007 are as follows:

Balance at beginning of year	$190,267	$175,562	$159,122
Provision for depreciation	14,801	17,794	16,440
Deductions during year:
Accumulated depreciation on properties transfers	(45,888)
Asset Disposals / Retirements (1)		(3,089)

Balance at close of fiscal year	$159,180	$190,267	$175,562

(1)	Primarily retirement of minor alterations and assets disposed of in connection with store relocations.

The difference between the balances disclosed above and the Financial Statements represents buildings and improvements located on ground leased properties.